Exhibit 10.1

100 Constellation Way

Baltimore, MD 21202-3106

December 9, 2009

Charles A. Berardesco, Esq.

General Counsel, Chief Compliance Officer,
Corporate Secretary and Senior Vice President

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, Maryland  21202

Re:          Waiver of Change in Control Severance Agreement

Dear Charlie,

I hereby irrevocably and unconditionally consent to the termination of my Second Amended and Restated Change in Control Severance Agreement with Constellation Energy Group, Inc. (the “Company”), dated December 31, 2008.  From and after the date hereof, such agreement is null and void and neither I nor the Company has any further rights or obligations thereunder.

Sincerely,

/s/ Mayo A. Shattuck III

Mayo A. Shattuck III

ACKNOWLEDGED:  CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco	Date: December 9, 2009

Name: Charles A. Berardesco

Title: Senior Vice President and General Counsel